Exhibit 10.3

2010-2012 Long-Term Cash Award

Granted to:	«First» «Last»
Effective Date of Grant:	May 2010
Targeted Cash Award:	$
Performance Period:	January 1, 2010 – December 31, 2012

Under the long-term incentive program of W.R. Grace & Co (the “Company”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company has granted you a Long-Term Cash Award under which you may earn a cash payout in an amount equal to (or, in certain circumstances, greater or less than) the Targeted Cash Award set forth above, over the Performance Period.

You will earn this Targeted Cash Award if the performance objectives described in Annex B for the Performance Period are met.  If the performance objectives are only partially achieved or are over-achieved, the amount you actually earn under this Award will be decreased (or eliminated) or increased as set forth in Annex B.

The award will be calculated and paid to you, net of the applicable taxes.

The consequences of a change in or termination of your employment status during the Performance Period are described in the attached Administrative Practices (Annex C).

In all matters regarding the administration of the Long-Term Incentive Award, the Committee has full and sole jurisdiction, subject to the provisions of Annex C.

Long-Term Incentive Awards are being granted only to a limited number of key employees of the Company and its subsidiaries.  This Award should, consequently, be treated confidentially.

W.R. Grace & Co.

By:

Alfred Festa
Chairman, President and CEO

Acceptance of the foregoing is acknowledged this day of , 2010.

(Signature of Participant)

(Please print full name)

Annex B

Calculation of  2010-2012 LTIP- Cash Award

Your 2010-2012 Long Term Cash award payout will be based on the 3-year compound annual growth rate (CAGR) in total Grace core earnings before interest and taxes (core EBIT).  Payouts are contingent upon achievement of target CAGR for the 3-year performance period.  The target CAGR is 6%, using 2009 results as the base year.

The core earnings before interest and taxes (core EBIT) in 2009 were $255.3 million.  The chart below details six scenarios at different assumed growth rates.  The target growth is highlighted.

Assumed Growth	Base Period	Performance Period Growth Targets			Total Growth
Rates	2009	2010	2011	2012	10-12

1.50%	255.3	259.1	263.0	267.0	789.1

3.00%	255.3	263.0	270.8	279.0	812.8

6.00%	255.3	270.6	286.9	304.1	861.6

10.00%	255.3	280.8	308.9	339.8	929.5

15.00%	255.3	293.6	337.6	388.3	1,019.5

25.00%	255.3	319.1	398.9	498.6	1,216.6

Actual results for each year of the performance period are adjusted for the change in pension expense and LITP expense as compared to the base period.

The Long-Term Cash Award payout will vary with actual results as shown in the chart below:

CAGR Level Achieved	Payout (rounded to the nearest whole percentage)

25%	200%

15%	147%

10%	121%

6%	100%

3%	50%

3%<	Prorated

For the 2010-2012 LTIP, cash payments will be made in two installments – 50% of what is earned based on performance for 2010 and 2011, but no more than 50% of your target for the first two years, will be paid in March 2012, and the balance will be paid in March 2013.

Example:

A sample calculation of the Long-Term Cash Award Earned is provided below.  Assume that your Targeted Cash Award is $20,400.  $13,600 would be earned after Year 2 assuming a 6% growth per year.  Therefore the payment in March 2012 would be $6,800, 50% of what is earned.

CAGR Level Achieved	Payout in March 2012	Payout in March 2013	Total Payout
25%	$6,800	$34,000	$40,800
15%	$6,800	$23,188	$29,988
10%	$6,800	$17,885	$24,685
6%	$6,800	$13,600	$20,400
3%	$3,400	$6,800	$10,200